UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2007 (August 8, 2007)

MOODY’S CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14037	13-3998945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Church Street

New York, New York 10007

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 553-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01,	“Entry into a Material Definitive Agreement”

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03,	“Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant”

On August 8, 2007, Moody’s Corporation (the “Company”) and certain of its subsidiaries entered into an interim loan facility (the “Facility”) with JP Morgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent and Wachovia Bank National Association, as documentation agent, in an aggregate principal amount of $500 million that expires on February 8, 2008. All borrowings under the Facility must be made by November 5, 2007. The Company borrowed $100 million under the Facility on August 13, 2007. Interest on borrowings under the Facility is payable at rates that are based on the London InterBank Offered Rate (“LIBOR”) plus a premium that can range from 17 basis points to 47.5 basis points depending on the Company’s ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization (“Earnings Coverage Ratio”), as defined in the related agreement. The Company also pays quarterly facility fees, regardless of borrowing activity under the Facility. The quarterly fees for the Facility can range from 8 basis points of the Facility amount to 15 basis points, depending on the Company’s Earnings Coverage Ratio.

The Facility contains covenants that, among other things, restrict the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in mergers, consolidations, asset sales, transactions with affiliates and sale-leaseback transactions or to incur liens, as defined in the related agreement. The Facility also contains financial covenants that, among other things, require the Company to maintain an interest coverage ratio, as defined in the related agreement, of not less than 3.0 to 1.0 for any period of four consecutive fiscal quarters, and an Earnings Coverage Ratio of not more than 4.0 to 1.0 at the end of any fiscal quarter. Upon the occurrence of certain financial or economic events, significant corporate events or certain other events of default constituting an event of default under the Facility, all loans outstanding under the Facility (including accrued interest and fees payable thereunder) may be declared immediately due and payable and all commitments under the Facility may be terminated. In addition, certain other events of default under the Facility would automatically result in amounts due becoming immediately due and payable and all commitments being terminated.

A copy of the Facility agreement is included as Exhibit 99.1 to this Current Report.

Item 9.01,	“Financial Statements and Exhibits”

(d)	Exhibits

99.1	Interim Loan Agreement dated as of August 8, 2007, among Moody’s Corporation, the Borrowing Subsidiaries Party Thereto, the Lenders Party Thereto, JP Morgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Wachovia Bank National Association, as Documentation Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY’S CORPORATION

	By:	/s/ John J. Goggins
John J. Goggins
Senior Vice President and General Counsel
Date: August 14, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Interim Loan Agreement dated as of August 8, 2007, among Moody’s Corporation, the Borrowing Subsidiaries Party Thereto, the Lenders Party Thereto, JP Morgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Wachovia Bank National Association, as Documentation Agent.